ROCKEFELLER & CO. LLC

CODE OF ETHICS

General

    The Code of Ethics (the “Code”) of Rockefeller & Co. LLC ("R&Co.") is intended to fulfill the firm's obligations under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) with respect to registered investment companies advised by R&Co. (“Affiliated Mutual Funds1”), to set forth standards of conduct and to require compliance with the federal securities laws2. As a registered investment adviser, the firm owes a duty of loyalty to each of its clients, which requires that the firm serve the best interests of its clients at all times. This Code is supplemented by a number of other published directives, including the Policy on Business Conduct. Topics covered elsewhere include outside officerships or directorships, fts policy, political contributions, confidentiality and privacy, and prohibition of insider trading. R&Co. must provide a copy of the Code to any client or prospective client upon request.

    R&Co.’s Legal Department is responsible for the administration and enforcement of this Code. If a person subject to this Code is in doubt as to whether a proposed action or securities transaction is proper, the Chief Compliance Officer or another senior member of the Legal Department should be consulted. When legally and ethically permissible, the Chief Compliance Officer or another senior member of the Legal Department may approve exceptions to the strict limitations described in this Code.

    This Code of Ethics applies to the following persons (“Supervised Persons”):

    (1)    Directors3 and officers of R&Co. (or other persons occupying a similar status or performing similar functions);

    (2)    Employees of R&Co., Rockefeller Trust Company, N.A. and The Rockefeller Trust Company (Delaware); and

    (3)    Any other person subject to R&Co.’s supervision and control who the Chief Compliance Officer or another senior member of the Legal Department determines to be subject to the Code.

1 A list of R&Co.’s current Affiliated Mutual Funds is attached in Schedule A.
2 “Federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Investment Advisers Act, Title V of the Gramm-Leach Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted by the Securities and Exchange Commission or the Department of the Treasury.
3 R&Co.’s corporate governance structure after March 1, 2018 does not include a Board of Directors.

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Standards of Conduct

    It is R&Co.’s policy to maintain the highest standards of service for its clients. As a fiduciary, the firm has a duty to act honestly, in good faith and in clients’ best interests, and to exercise the degree of care, diligence and skill that a reasonably prudent manager would exercise in the circumstances. This standard of care extends to the services provided by all Supervised Persons in each facet of R&Co.’s business operations.

    R&Co. will not tolerate illegal or improper actions undertaken either for personal benefit or in a misguided effort to achieve gains on behalf of the firm or its clients. Violations of this Code may result in disciplinary action, including dismissal. Violations of legal prohibitions on insider trading may result in permanent bars from employment in the securities industry, imprisonment, civil penalties, criminal fines and third-party lawsuits.

Compliance with Laws and Regulations

    Supervised Persons must comply with applicable federal securities laws. Each Supervised Person has a duty to know, understand and comply with all relevant legal, regulatory and ethical requirements applicable to his or her duties and responsibilities. Any Supervised Person who is uncertain about these requirements should contact the Legal Department for guidance.

Conflicts of Interest; Outside Business Activities

    As a fiduciary, R&Co. has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by seeking to avoid conflicts of interest and by fully disclosing to the Chief Compliance Officer or another senior member of the Legal Department all material facts concerning any conflict that does arise with respect to any client. R&Co. employees may not engage in outside business activities, such as compensated outside employment or serving as a director of another firm, without first obtaining approval from Rockefeller.

Personal Securities Transactions

    Certain Supervised Persons designated by the Legal Department as “Access Persons” must report their personal securities transactions and holdings, and are subject to other personal trading restrictions. All Access Persons are deemed to be Access Persons for purposes of the Advisers Act and Rule 17j-1 under the Investment Company Act.

    An Access Person is a Supervised Person who has access to nonpublic information regarding clients’ purchases or sales of securities (other than as clients or representatives of clients), who is involved in making securities recommendations to clients or who has access to

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such recommendations that are nonpublic4. The Legal Department shall identify all Access Persons who are required to make these reports and inform those Access Persons of their reporting obligations.

    Access Persons may not, in connection with the purchase, sale or gift, directly or indirectly, of a security held or to be acquired by a client:

    (1)    Defraud such client in any manner;

(2)    Mislead such client, including by making a statement that omits material facts;

(3)    Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

(4)    Engage in any manipulative practice with respect to such client; or

(5)    Engage in any manipulative practice with respect to securities, including price manipulation.

    The specific provisions and procedures relating to personal trading by Access Persons are set forth in the Rockefeller Capital Management L.P. (RCM) Personal Trading Policy attached as Schedule A.

Certification of Compliance and Training

    R&Co. will provide Supervised Persons with a copy of the Code and any amendments or supplements thereto. Each Supervised Person must submit to the Legal Department at least annually an acknowledgement of receipt of the Code and any such amendments and supplements. Completion and submission of the acknowledgment form accompanying the annual distribution of the firm’s compliance policies and procedures satisfies this requirement.

Reporting of Code Violations

    Any violations or suspected violations of the Code must be promptly reported to the Chief Compliance Officer or another senior member of the Legal Department or pursuant to R&Co.’s Whistleblower Policy. Examples include: (i) noncompliance with applicable laws, rules and regulations; (ii) fraud or illegal acts involving any aspect of R&Co.’s business; and (iii) material misstatements in regulatory filings, internal books and records, client records or reports. Such reporting should be made confidentially, in person, by telephone or in writing or anonymous pursuant to R&Co.’s Whistleblower Policy.

Sanctions
4 Interns, temporary employees and/or contractors may, depending on the nature of their assignments and access levels, be designated by the Legal Department as Access Persons subject to the Code.

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    In connection with any violation of the Code, Rockefeller may impose such sanctions as it deems appropriate, including, but not limited to, fines, warning letters and disgorgement of profits. Violations which are intentional or which are of a more serious nature could result in other disciplinary action, including termination of employment.

Associated R&Co. Policies

Policy on Business Conduct
Code of Ethics Interpretive Memoranda
Insider Trading Policy
Whistleblower Policy
Pay-to-Play Policy
Privacy Policy
SEC Record Retention Policy

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Schedule A
Personal Securities Transactions
______________________________________________________________________________

LLC (“Rockefeller Financial”) and Rockefeller & Co. LLC (“Rockefeller & Co.”), has established this personal securities transactions policy to fulfill its obligations under Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), FINRA Rule 3210, and federal securities laws.5

This policy applies to all employees of Rockefeller Financial, Rockefeller & Co., Rockefeller Trust Company, N.A. and The Rockefeller Trust Company (Delaware) and all other Access Persons6 of Rockefeller Financial and Rockefeller & Co. (collectively, “Covered Persons”).

All Covered Persons of Rockefeller Asset Management are deemed to be Access Persons for purposes of the Advisers Act and Rule 17j-1 under the Investment Company Act.

Administration of the Code of Ethics and the Personal Securities Transactions Policy

Rockefeller uses a Reporting System7 to assist in its administration of the Code and this Personal Securities Transactions Policy. The Reporting System must be used by Covered Persons to submit all required reports and to request preclearance of securities transactions, unless a different arrangement has been authorized by the Legal Department. Please see Exhibit 1 for a summary of obligations.

Any person with the authority to approve any transaction or exemption under this Personal Securities Transactions Policy (each, an “Authorized Person”) may not approve any transaction or exemption involving themselves or their related accounts, and must have another Authorized Person approve their transactions and exemptions.

5 “Federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Investment Advisers Act, Title V of the Gramm-Leach Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted by the Securities and Exchange Commission or the Department of the Treasury.
6 An Access Person is defined as a supervised person of an investment adviser who: (1) has access to non-public information regarding any advisory client’s purchase or sale of securities, or non-public information regarding the portfolio holdings of any reportable fund (i.e., any fund advised by the Firm or whose investment advisor or principal underwriter controls the Firm, or is controlled or under common control with the Firm); or (2) is involved in making securities recommendations to advisory clients in advisory accounts, or has access to such recommendations that are non-public and for purposes of this Policy includes associated persons of Rockefeller Financial as such term is defined by FINRA. Interns, temporary employees and/or contractors may, depending on the nature of their assignments and access levels, be designated by the Access Persons Employees and subject to the policy.
7 Rockefeller currently uses PTA as its third-party platform.

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Reporting Requirements

Personal Account Disclosure

Covered Persons must disclose to the Legal Department all “Personal Accounts.” A Personal Account is defined as any brokerage or other investment account,8,9 including accounts established for private investments, individual retirement plans, trusts and investment clubs, in which the Covered Person has direct or indirect influence or control or a direct or indirect beneficial interest; this definition includes immediate family member accounts. (Bank checking and savings accounts do not fall within the definition of “Personal Account.”) For this purpose, “immediate family member” includes the following:

•Spouse,
•Child of the Covered Person or the Covered Person’s spouse if the child resides in the same household or is financially dependent on the Covered Person,
•Any other related individual over whose accounts the Covered Person has control, or
•Any other individual over whose account the Covered Person has control and to whose financial support the Covered Person materially contributes.

Covered Persons must disclose Personal Accounts (a) within 10 days after beginning employment, and (b) thereafter, for new Personal Accounts, within 10 business days after the Personal Account is established. These disclosures must be made in the Reporting System and must include the account holder’s name, the account number, and the financial institution where the account is held, and such other information as may be requested by the Legal Department.

Approved Brokers

Note: Unless covered by Exception No. 2, 3, or 4 below, all Private Wealth Advisors, Client Advisors, Management Committee members and Managing Directors must maintain all of their Personal Accounts exclusively at Rockefeller Capital Management, and such account must be custodied at NFS. Anyone seeking an exception to this requirement must request permission by submitting a “Personal Account Exception Request Form” through the Reporting System.

For Managing Directors and Management Committee Members other than Private Wealth Advisors and Client Advisors, Senior Management will generally grant an exception to permit assets in self directed account to be held on an Approved Broker’s “no commission
8 Accounts that are limited to investment in open-end U.S. mutual funds are not subject to the Code. However, if the account has brokerage capabilities, i.e., it can invest in a publicly traded securities, or it invests in an open-ended mutual fund that is advised or sub advised by Rockefeller Asset Management ( collectively “Affiliated Mutual Funds”), it is subject to reporting obligation under the Code and must be maintained at an Approved Broker or in a Managed Account (defined herein). Please see Exhibit 3 for a list of the advised or sub advised funds by Rockefeller Asset Management.

9 Excluding, health savings plans, insurance products, i.e. life insurance products and annuities not held at broker, 529 Plans and qualified employer sponsored retirement plans (i.e., 401(k) and 403(b) plans) which exclusively invest in Exempt Securities (defined herein).

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and no fee” platform.  Rockefeller contemplate this type of exception being available until a self-service trading alternative is available on the RCM Platform.

Covered Persons – other than those captured by the preceding paragraph, who must maintain accounts exclusively at Rockefeller – are permitted to maintain their Personal Accounts at a pre-defined set of “Approved Brokers,” which is defined as a broker that transmits securities transactions and holdings information through a data feed to Rockefeller’s Reporting System, unless one of the exceptions set forth below applies. Covered Persons must complete all paperwork required by the Approved Broker and the Legal Department in order to have account holdings and transaction information included on the data feed into the Reporting System. If a Covered Person is granted an exception and permitted to maintain a Personal Account at a broker that is not an Approved Broker, the Covered Person must still disclose the Personal Account by manually recording it in the Reporting System.

Covered Persons are expected to transition all of their non-exempt brokerage and investment accounts to an Approved Broker within 30 days of becoming a Covered Person.

A current list of Approved Brokers is provided as Exhibit 2.
Exceptions:

(1)Managed Accounts: Personal Accounts over which a Covered Person has no direct or indirect influence or control (for example, a blind trust or a third-party discretionary management arrangement that meets certain requirements) are not required to be maintained at an Approved Broker. For this exemption to apply, the Covered Person cannot (a) be consulted in advance with respect to transactions in the account, (b) suggest or direct any particular transactions in the account, or (c) consult with the trustee or discretionary manager as to the particular allocation of investments to be made in the account.

Managed Accounts are exempt from holdings/transaction reporting and preclearance under this Policy. Managed Accounts, however, are prohibited from purchasing initial public offerings, require preapproval in order to be able to participate in Limited Offerings10, and are subject to periodic reviews and certifications to confirm compliance with the exemption. Covered Persons must provide account statements for Managed Accounts to the Legal Department upon request.

Managed Accounts established at Rockefeller Capital Management will be internally identified and added by the Legal Department to the
10 Limited Offerings means an offering that is exempt from registration under the Securities Act of 1933, such as 144a securities, private stock offerings, real estate partnerships, hedge funds, and private equity funds. Limited Offerings include most of the offerings originating from the Alternative Investments and Strategic Advisory groups, such as investments in hedge funds, private equity funds, and capital raises for unregistered companies.

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Reporting System. Requests to have a Managed Account at a broker other than Rockefeller Capital Management must be submitted to the Legal Department through the Reporting System using the Managed Account Exemption Form. Covered Persons will be notified through the Reporting System if the exemption request has been approved or denied. Approved Managed Accounts must be manually recorded on the Reporting System by the Covered Person.

For Covered Persons subject to preclearance (see below), a preclearance request is required if the person who you have delegated investment discretion to, i.e., your financial adviser, discusses an investment opportunity with you or if you direct or suggest a purchase or sale of an investment in a Managed Account. Due to your involvement the transaction does not qualify for a preclearance and reporting exemption and requires preclearance approval and reporting in the Reporting System. The Compliance Staff may remove the exemption status of a Managed Account based upon the number or frequency of preclearance submissions.

(2)Exempt Rockefeller Accounts: Segregated accounts managed by Rockefeller, and investments made in the firm’s 401K and compensation plans (collectively, “Exempt Rockefeller Accounts”) are not required to be maintained at an Approved Broker.

(3)Private Securities Exceptions: Investments in private securities (hedge funds, private equity fund, direct private equity, etc.) are not required to be held with an Approved Broker but must be reported in the Reporting System.

(4)Other Approved Exceptions: The Legal Department may approve exceptions from the requirement that a personal securities account be maintained at an Approved Broker for other reasons. Examples of situations where such an exemption may be granted include, but are not limited to:

(a)accounts which are unable to be transferred such as securities accounts controlled or owned by a Covered Person’s spouse or family members who are employed by other financial services firms that require accounts to be maintained at such other financial services firms;

(b)accounts for temporary Covered Persons such as interns, temporary employees and contractors; and

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(c)such other situations as determined to be appropriate by the Legal Department.

Holding and Transaction Disclosure

Covered Persons are required to periodically provide holding and transaction reports to the Legal Department, subject to certain exemptions. Covered Persons do not need to disclose holdings and transactions information for Personal Accounts maintained at Approved Brokers as such information is transmitted by data feeds to the Reporting System. Covered Persons who have transactions in non-exempt publicly traded securities and Limited Offered securities that are not reported on a broker data feed are required to manually enter these transactions into the Reporting System, unless another arrangement has been agreed with the Legal Department.

Transactions and holdings in Exempt Accounts11 are not required to be entered into the Reporting System but are subject to periodic compliance certifications and reviews. However, as referenced in the Managed Account section, transactions in Managed Accounts where a Covered Person is consulted or directs the transaction must be recorded in the Reporting System.

Initial and Annual Holding Disclosure

Covered Persons must disclose to the Legal Department within 10 days of becoming a Covered Person and annually thereafter a list of all securities (except for Exempt Securities as defined below) held in the Covered Person’s Personal Accounts, including the title of the security, the number of shares and/or principal amounts of the holding12. The holdings must be current as of a date not more than 45 days prior to the person becoming a Covered Person (initial report) or the date the disclosure is submitted (annual report). Holdings in Personal Accounts not held at an Approved Broker must be entered into the Reporting System unless another arrangement has been agreed with the Legal Department. As the setup for an automatic data feed of holding information may exceed the 10-day threshold, new Covered Persons are required to upload account statement for each Personal Account.

Quarterly Transactions Disclosure

Covered Persons must disclose to the Legal Department their securities transactions (except for transactions involving Exempt Securities and Exempt Accounts) in their Personal Accounts, containing the date of the transaction, the issue, the number of shares or the principal amount, the nature of the transaction, the price received, and the name of the broker, dealer or bank through which the transaction was effected within 30 days after the end of each calendar quarter, or promptly upon request from the Legal Department. Personal Accounts that are on a data feed at an Approved Broker may rely on the data feed to populate the quarterly transaction disclosure
11 Exempt Accounts include Managed Accounts, and Exempt Rockefeller Accounts.
12 Access Persons must report exchange traded funds and notes (including registered products tied to an exchange traded funds and notes) in their initial and annual holdings reports and in their quarterly transaction reports even though these securities are not subject to the Personal Transaction Policy’s preclearance requirements.

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obligation. Transactions in Personal Accounts not held at an Approved Broker must be manually entered into the Reporting System unless another arrangement has been agreed upon with the Legal Department.

Preclearance of Personal Securities Transactions

The Legal Department will designate the pre-clearance obligation for each Covered Person by their associated role and responsibility within Rockefeller. Covered Persons will be designated as either a) Enhanced pre-clearance required (EPCR); or b) Core pre-clearance required (CPCR).

EPCR Covered Persons must pre-clear all transactions in publicly traded securities except for transactions in Exempt Accounts13, Exempt Securities (defined below), and exchange traded funds and notes (including registered products tied to an exchange traded funds and notes). All Limited Offering (private placements and initial public offerings) transactions require preclearance in both Managed Accounts and non-managed Accounts. Covered Persons designated as EPCR include the following:

1.The Management Committee
2.Legal & Compliance
3.Asset Management
4.Strategic Advisory
5.Alternative Investment Group
6.Manager Selection Team
7.Corporate Finance
8.Any other Covered Person designated by Legal & Compliance because of his or her special access to information.

CPCR Covered Persons (all Covered Persons not designated as EPCR) are only required to pre-clear Limited Offerings (including private placements) in both Managed Accounts and non-managed Accounts.

EPCR and CPCR Covered Persons must use the Reporting System to submit preclearance requests, unless a different arrangement has been authorized by the Legal Department. Preclearance is only effective for the day it is issued or for the specified deadline date of the Limited Offering, unless some other specific arrangement is approved by the Legal Department. If clearance is granted for an extended period of time, the Covered Person receiving the approval is responsible for ensuring that his or her trading is completed before the preclearance’s expiration. Covered Persons should be cautious when submitting good until-cancelled orders to avoid inadvertent violation of the policy.

Exempt Securities – No Preclearance or Reporting Required

13 Managed Account transactions where the Covered Person is either consulted prior to execution or directs the transaction are required to be precleared.

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The following investments are not subject to preclearance or other restrictions and need not be included in a Covered Person’s annual holdings and quarterly transaction reports:

(1)    Direct obligations of the Government of the United States;

(2)    Bankers acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements14;

(3)    Shares issued by money market funds;

(4)    Shares issued by open-end U.S. mutual funds and U.S. investment trusts that are invested exclusively in open-end U.S. mutual funds15; and

(5)    Participation in an automatic investment plan16.

Notwithstanding the foregoing, transactions and holdings of shares issued by open-end U.S. mutual funds affiliated with or managed by Rockefeller Asset Management (Exhibit 3) are required to reported unless held in a Managed Account or Exempt Rockefeller Account. In regard to Exempt Rockefeller Accounts, the Legal Department will obtain from the plan sponsor holdings and transaction reports for Affiliated Mutual Funds held in a Covered Person’s Account.
Restrictions/Limitations On Personal Securities Transactions

Possession of Material Non-Public Information

Covered Persons are prohibited from effecting securities transactions while in the possession of material, non-public information. Covered Persons are also prohibited from disclosing such information to others. The prohibition against insider trading applies not only to the security to which the inside information directly relates, but also to related securities, such as options or convertible securities. Please refer to the Insider Trading Policy for additional information.

Covered Person are prohibited from transacting in issues included on the Firm’s Restricted Securities List. The Restricted Securities List includes (i) Issues where Rockefeller has material nonpublic information and its Strategic Advisory involvement is publicly known and a restriction is appropriate, (ii) Underwritings where the securities are subject to restrictions under the Securities Exchange Act, including Regulation M (trading during a distribution), and (iii) Other restrictions determined by the Legal Department. The Firm will communicate any updates to and make available on the intranet the Restricted Securities List. All Covered Persons and their
14 “High quality short-term debt instrument” means any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated, but is of comparable quality.
15 Transactions and holdings in shares of closed-end investment companies are reportable regardless of affiliation
16 “Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

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immediate families are prohibited from trading or soliciting transactions in the securities of companies currently on the Firm’s Restricted Securities list.

The Legal Department will maintain one or more confidential Watch Lists (which may be specific to certain business lines) that include issuers where Rockefeller may be in possession of material nonpublic information. The Watch List is available only to specified Rockefeller personnel. Certain EPCR Covered Persons may be prohibited from investing in securities on a Watch List based upon their position within the Firm and/or potential access to certain material non-public information. The Legal Department will monitor transactions in Watch List securities by Covered Persons for improper trading activities and where warranted, escalate the transaction to the appropriate Chief Compliance Officer. All conclusions of the review will be documented.

The Firm will also keep a log detailing all additions and deletions to the Restricted Securities List and Watch Lists.

Prohibition on Trading Ahead of Clients

The interest of the Firm’s clients takes precedent over any personal interest of a Covered Persons or their immediate family members. Covered Persons may buy or sell for their personal accounts investment products identical to those considered for or held in accounts of Firm clients. However, it is the Firm’s express policy that no Covered Persons or their immediate family members enter an order to purchase or sell any security prior to a transaction being implemented for an advisory account of a client with the intention of front running a client. The Firm will review Covered Person transaction activities where a Covered Person and a client executed an order on the same day and, if necessary, take corrective action, including providing the client with a better price that was received by the Covered Person.

Initial Public Offerings (IPOs)

Covered Persons are prohibited from purchasing IPOs in their Accounts. Special purpose acquisition companies (SPACs), business development companies, offerings of preferred and convertible securities, and investment companies registered under the Investment Company Act, as amended, are not considered a “new issue” and therefore not subject to the Initial Public Offering prohibition. EPCR Covered Persons are required to preclear participation in a SPAC through the Reporting System.

Limited Offering (Private Placements)

No security may be purchased or sold in a Personal Account if the purchase would deprive any Rockefeller client of an investment opportunity, after taking into account all other such clients' investments and investment objectives. This restriction is likely to have practical significance only when a desirable security is in short supply such as a private investment opportunity.

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The Legal Department must preclear any investments by a Covered Persons in a Limited Offering (e.g., private placements). In general, approval may be granted to a Covered Person when the Limited Offering is not the subject of, or a probable subject of, an active client recommendation and participation does not otherwise raise any significant conflict issues.

Limited Offerings means an offering that is exempt from registration under the Securities Act of 1933, such as 144a securities, private stock offerings, real estate partnerships, hedge funds, and private equity funds. Limited Offerings include most of the offerings originating from the Alternative Investments and Strategic Advisory groups, such as investments in hedge funds, private equity funds, and capital raises for unregistered companies.

Rockefeller Asset Management – Short-term Trading Prohibition

Members of Rockefeller Asset Management are prohibited from engaging in short-term trading of the same security within a 30-day period, unless a specific arrangement has been approved by the Legal Department. Short Term trading is defined as a purchase and sale, or vice versa, within a 30-day period.

This 30 day holding requirement does not apply to Exempt Accounts, Exempt Securities and exchange traded funds and notes (including registered products tied to an exchange traded funds and notes), although such Covered Persons are reminded that investments in mutual funds may be subject to short-term trading and market-timing prohibitions described in the mutual fund’s prospectus.

Dealing with Clients

Covered Persons may not borrow money or securities from any Firm client or lend money to any Firm client unless the client is a family member of the Covered Person. If the client is not a family member of the Covered Person written approval is required by the Firm’s Compliance Department and the Covered Person’s direct supervisor.

Outside Investments with Clients/Sharing In Accounts

As a general policy, Covered Persons of the Firm may not participate in an Account that includes clients who are not family members of the Covered Persons without the prior written approval from the Compliance Department and the Covered Person’s direct supervisor.

Compliance Department Review of Transactions; Violations

The Legal Department will review adherence to this Policy by all Covered Persons periodically, but no less than quarterly to determine whether any transactions prohibited by this Policy may have occurred. Rockefeller may disapprove any proposed transaction during the pre-trade approval process, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper.

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The Firm reserves the right to require any Covered Person to reverse, cancel or freeze (at the Covered Person’s expense) any transaction or position in a specific security that the Firm believes violates its policies or this Policy or appears improper.

If the Legal Department discovers that a Covered Person is trading contrary to the standards set forth in the Policy, the Legal Department will investigate the facts surrounding the transactions to determine whether a violation of the Firm’s policy has occurred and take any all necessary action regarding the violation, up to and including termination of employment.

Violations of securities laws by Covered Persons may involve significant civil and criminal penalties.

A Covered Person’s personal securities trading which violates the firm’s fiduciary duties to clients will be resolved in favor of the interest of clients, even if this is at the expense of the Covered Person’s interest.

Records will be maintained of all securities bought or sold by the Firm or any related entities and any Covered Persons, and the Legal Department will review these records on a regular basis.

Internal Reporting and Escalation

The Legal Department will periodically report on matters relating to the administration of this Policy and violations thereof to senior management of the relevant business division. Significant violations of the Policy will be reported to the Firm’s Management Committee and/or the Audit and Compliance Committee as deemed appropriate.

Reports to Affiliated Mutual Funds

On a periodic basis, but not less than annually, the Chief Compliance Officer for Rockefeller Asset Management shall prepare a written report to the chief compliance officer and board of trustees or directors of each Affiliated Mutual Fund setting forth the following:

(1)A description of any material issues arising under the Code which relate to the Affiliated Mutual Fund since the last report to the Affiliated Mutual Fund chief compliance officer and board of trustees including, but not limited to, information about material violations of the Code or underlying procedures and sanctions imposed in response to the material violations;
(2)A certification that Rockefeller Asset Management has adopted procedures which it believes are reasonably designed to prevent Covered Persons of Rockefeller Asset Management from violating this Policy; and

(3)A summary of existing procedures concerning personal investing and any changes in procedures made during the past year.

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Confidentiality

All transactions and holdings reports and broker account information will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of the Personal Securities Transactions Policy. Confidential information may also be shared with the Firm’s outside counsel, auditors, and others who are subject to confidentiality obligations and regulators and other legal authorities.

Shared Space Arrangements with Rockefeller Asset Management

Rockefeller may for time to time enter into subleases with unaffiliated third parties that have designated office space located in the same premises as Rockefeller Asset Management. Covered Persons of these unaffiliated third parties are not considered Covered Persons under this policy, but are nonetheless required to submit holding and transaction information to the Legal Department for review on a quarterly basis.

Recordkeeping Requirements

Rockefeller will maintain the following records in a readily accessible place:

(1)    A copy of each version of the policy that has been in effect at any time during the past six17 years;

(2)    A record of any violation of the policy and any action taken as a result of such violation for six years from the end of the fiscal year in which the violation occurred;

(3)    A list of the names of persons who were Covered Persons at any time within the past six years;

(4)    A record of all acknowledgements of receipt of the policy and amendments for each person who is currently, or within the past six years was, a Covered Person18;

(5)    Holdings and transactions reports made pursuant to the policy, including any brokerage confirmations and account statements submitted in lieu of these reports within the past six years;

17 In general, under the Advisers Act records must be retained for five years from the end of the fiscal year last used; however, to comply with the record retention requirements of any potential registered mutual fund clients, the record retention period has been extended to six years as required under the Investment Company Act.

18 These records must be kept for six years after the individual ceases to be a Covered Person.

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(6)    A record of any of, together with the supporting reasons for such approval, the acquisition of securities by Covered Persons in IPOs and limited offerings for at least six years after the end of the fiscal year in which approval was granted.

(7)    A copy of each report made to an Affiliated Mutual Fund’s chief compliance officer and board of trustees for at least six years after the end of the fiscal year in which it was made.

- 16 -	Adopted January 1, 1994 Amended February 2021

EXHIBIT 1
Personal Security Chart
______________________________________________________________________________

Select Policy Requirements	RCM Management Committee	Legal & Compliance Department	Strategic Advisory Group	Alternatives and Manager Selection	RAM	Corporate Finance	RCM corporate staff (Technology, Operations, , Human Capital)	Family Office	Rockefeller Financials PWA Teams
Required to use approved broker-dealer (excluding exempt accounts ). (See note below.)[19]	✅	✅	✅	✅	✅	✅	✅	✅	✅
Account Disclosure (excluding 529 Plans, and qualified employee retirement plans)	✅	✅	✅	✅	✅	✅	✅	✅	✅
Holding Disclosure, upon initial hire and annually thereafter.	✅	✅	✅	✅	✅	✅	✅	✅	✅
Quarterly Transaction Disclosure.	✅	✅	✅	✅	✅	✅	✅	✅	✅
Pre-Clear Trades in Non-Exempt Securities.	✅	✅	✅	✅	✅	✅	N/A	N/A	N/A
Pre-Clearance Window (including day for pre-clearance)	1 Day	1 Day	1 Day	1 Day	1 Day	1 Day	N/A	N/A	N/A
Subject to a 30-day holding period (Short Term Trading).	N/A	N/A	N/A	N/A	✅	N/A	N/A	N/A	N/A
IPOs are prohibited, irrespective of if an account is Managed or Self Directed. SPACs, business development companies, offerings of preferred and convertible securities, and investment companies registered under the Investment Company Act, as amended, are not considered a “new issue” and therefore not subject to the Initial Public Offering prohibition.
	✅	✅	✅	✅	✅	✅	✅	✅	✅
Private placements require pre-approval, irrespective of if an account is Managed or Self Directed.	✅	✅	✅	✅	✅	✅	✅	✅	✅

* NOTE: All Private Wealth Advisors, Client Advisors, Management Committee members and Managing Directors must maintain all of their Personal Accounts exclusively at Rockefeller Capital Management, and such account must be custodied at NFS.

- 17 -	Adopted January 1, 1994 Amended February 2021

Exhibit 2
Approved Broker

Approved Brokers
1	Bank of America
2	Charles Schwab
3	Chase Investment Services Corp
4	E*TRADE
5	Fidelity Retail
6	Goldman Sachs (PWM)
7	Interactive Broker
8	J.P Morgan Chase
9	LPL Financial
10	Merrill Lynch
11	Morgan Stanley (Retail)
12	NFS
13	Oppenheimer & Co.
14	Pershing Advisory Services
15	Raymond James
16	Rockefeller Capital Management
17	Stifel Nicholas
18	TD Ameritrade
19	UBS Retail
20	Vanguard
21	Wells Fargo

- 18 -	Adopted January 1, 1994 Amended February 2021

EXHIBIT 3
AFFILIATED MUTUAL FUNDS
_____________________________________________________________________________________________

Rockefeller Equity Allocation Fund	Transamerica Global Equity Fund
Rockefeller Core Taxable Bond Fund	Touchstone Global ESG Equity Fund
Rockefeller Intermediate Tax Exempt National Bond Fund	Touchstone International ESG Equity Fund
Rockefeller Intermediate Tax Exempt New York Bond Fund

- 19 -	Adopted January 1, 1994 Amended February 2021